Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
(917) 692-0000

Federal Circuit Rules in Favor of Network-1 and Reverses District Court Judgment
of Non-Infringement of Network-1’s ‘237 Patent

New Cannan, Connecticut April 24, 2026  Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing and protection of its intellectual property assets, today announced that the U.S. Court of Appeals for the Federal Circuit overturned the judgment of non-infringement of Network-1’s Patent No. 8,205,237 (the “’237 Patent”) of the U.S. District Court for the Southern District of New York in its litigation with Google and YouTube for a certain implementations of Google’s Content ID system. The Federal Circuit also affirmed the District Court’s judgment that (i) certain other claims in other asserted patents were invalid and (ii) a previous implementation of Content ID does not infringe the claims of the ‘237 Patent.

The Federal Circuit has remanded the case to the District Court for further proceedings on the infringement case against Content ID involving the ‘237 Patent.

“We have been litigating this case for over 10 years and look forward to finally getting to a jury on the issues of Google’s infringement of the ‘237 Patent, commented Corey M. Horowitz, Chairman and CEO of Network-1. “The technologies invented by Dr. Ingemar Cox and further developed by Network-1 have contributed to the success of Content ID, and we believe our claim against Google and YouTube involves significant damages”, he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one-hundred twenty-one (121) U.S. patents and fifteen (15) international patents covering various technologies, including enabling technology for authenticating and using eSIM technology in Internet of Things (“IoT”) Machine-to-Machine and other mobile devices, certain advanced technologies related to high frequency trading, technologies relating to document stream operating systems and the identification of media content and enabling technology to support, among other things, the interoperability of smart home IoT devices. Network-1's current strategy includes efforts to monetize four patent portfolios (the M2M/IoT, HFT, Cox and Smart Home portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent generated licensing revenue in excess of $188,000,000 from May 2007 through December 31, 2025. Network-1 achieved licensing and other revenue of $47,150,000 through December 31, 2025 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 13, 2026, Network-1’s uncertain revenue from licensing its intellectual property, uncertainty as to the outcome of pending litigation involving Network-1’s HFT Patent Portfolio and its M2M/IoT Patent Portfolio, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgment of non-infringement dismissing Network-1’s litigation against Google and YouTube involving certain patents within its Cox Patent Portfolio, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and Smart Home Portfolio, as well as a successful outcome on its investment in ILiAD Biotechnologies, Inc. or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue to be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.